Exhibit 99.1

News Release

APOLLO GROUP, INC. PRAISES GOVERNMENT DECISION ON QUI TAM LAWSUIT
Apollo Group, Inc. 4615 E. Elwood St. Phoenix, AZ 85040 (800) 990-APOL (480) 379-3503 fax Internet: www.apollogrp.edu www.phoenix.edu www.uopxonline.com www.ipd.org www.fp.edu www.wintu.edu
     Phoenix, Arizona, September 4, 2003 — Apollo Group, Inc. (NASDAQ: APOL, UOPX) today reported that the U.S. Government has decided that it will not intervene in a qui tam action filed against the company in the United States District Court for the Eastern District of California. The Company was notified of the action on August 29, 2003 by the plaintiffs counsel and expects to be served with this civil complaint shortly. This legal action was filed by two current employees on behalf of themselves and the federal government.

     A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam “relator”) for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice decides whether to intervene in the litigation.

When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery.

Todd S. Nelson, President and CEO, said, “We are pleased with the Government’s decision not to intervene in this ill-advised action. If need be, we will vigorously defend ourselves as we do not believe the allegations have any basis in fact or law.” Mr. Nelson further commented, “We do not expect that the ultimate cost to resolve this matter will have a material adverse effect on our financial position, results of operations, or cash flows.”

The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees.

Company Contact: Kenda B. Gonzales Chief Financial Officer (800) 990-APOL Email: kenda.gonzales@apollogrp.edu	A number of similar qui tam actions involving employee compensation have been brought over the past couple of years against other providers of higher education programs. The Company understands that the Government has declined to intervene in all of these lawsuits and that at least one of these lawsuits was recently dismissed with prejudice by a Federal District Court in Texas.

Investor Relations Contact:
Janess Pasinski
Apollo Group, Inc.
(800) 990-APOL
Email:
janess.pasinski@apollogrp.edu

Press Contact:
Ayla Dickey
Apollo Group, Inc
(480) 557-2952
Email:
ayla.dickey@apollogrp.edu	Apollo Group, Inc. has been providing higher education programs to working adults for over 25 years. Apollo Group, Inc. operates through its subsidiaries The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 67 campuses and 118 learning centers in 37 states, Puerto Rico and Vancouver, British Columbia. Combined degree enrollment was 187,500 students as of May 31, 2003.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the World Wide Web at http://apollogrp.edu.